Exhibit 10.13
LABRADOR
OPTION AGREEMENT
BETWEEN
DIAMOND FIELDS RESOURCES INC.
AND
ARCHEAN RESOURCES LTD .

TABLE OF CONTENTS

1 . INTERPRETATION	2

2. REPRESENTATIONS AND WARRANTIES	4

3 . OPTION	6

4. CONFIDENTIAL INFORMATION	10

5. RESTRICTIONS ON ALIENATION	11

6 . ARBITRATION	13

7. EXPLORATION WORK	14

8. QUARRY MATERIALS	15

9 . NOTICE	16

10. FORCE MAJEURE	18

11. GENERAL PROVISIONS	19

EXECUTION

SCHEDULE 1 — DESCRIPTION OF PROPERTY
SCHEDULE 2 — NET SMELTER ROYALTY
SCHEDULE 3 — GROSS DIAMOND ROYALTY

THIS AGREEMENT made as of the 18th day of May, 1993.
BETWEEN:
DIAMOND FIELDS RESOURCES INC., a corporation incorporated under the laws of the Province of British Columbia,

(hereinafter called “DFRI” or the “Optionee”)
OF THE FIRST PART
AND:
ARCHEAN RESOURCES LTD., a corporation incorporated under the laws of the Province of Newfoundland,

(hereinafter called the “ARL” or the “Owner”)
OF THE SECOND PART
WHEREAS:
(A)	The Owner is the sole beneficial owner of the Property (as hereinafter defined);
(B) The Owner has agreed to grant to the Optionee an exclusive option to earn a 100% interest in the Property upon and subject to the terms and conditions hereinafter set out; and

(C) Upon the Optionee earning its 100% interest in the Property, the Owner shall retain no interest in the Property but shall be entitled to a royalty equal to:
(i)	3.0% net smelter returns on base metals, precious metals, rare earth metals, elements and any other minerals normally subject to net smelter returns; and

(ii)	3% gross royalty on raw diamonds and/or gem stones.
all upon and subject to the terms and conditions hereinafter set out.
          NOW, THEREFORE, THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained, the parties hereto mutually agree as follows:
1. INTERPRETATION
1.1 Definitions: In this Agreement the following words and phrases shall have the following meanings:
(a)	“Acquisition Date” means the date on which the Optionee earns its 100% interest in the Property in accordance with Article 3.

(b)	“Associated Company” means, in respect of a party hereto:
(i)	any corporation which beneficially owns securities carrying more than 30% of the voting rights attached to the outstanding securities of such party;

(ii)	any corporation in respect of which such party beneficially owns securities carrying more than 30% of the voting rights attached to the outstanding securities of such corporation; or
(iii)	any corporation in respect of which corporations referred to in clauses (i) and (ii) hereof beneficially own, in the aggregate, more than 30% of the voting rights attached to the outstanding securities of such corporation.
For the purposes hereof, beneficial ownership shall include securities deemed beneficially owned within the meaning of subsection 1(5) and (6) of the Securities Act (Ontario).
(c)	“Business Day” means a day, other than a Saturday or Sunday, on which the main branch of Bank of Montreal in Toronto, Ontario is open to the public for the transaction of business.

(d)	“Mineral Products” means the end products derived from operating the Property as a mine.

(e)	“Net Smelter Royalty” Means a percentage interest in net smelter returns obtained for Mineral Products derived from the Property calculated and payable in accordance with the provisions of Schedule 2 and the parties agree that the Net Smelter Royalty is not an interest in the Property.

(f)	“Property” means an undivided 100% right, title and interest in and to the mining properties, claims, interests and other rights more particularly described in Schedule 1 and, shall include any renewal thereof and any other form of successor or substitute title therefor but shall exclude any mineral properties, claims or interests transferred or abandoned in accordance with paragraphs 3.9 and 3.11.
1.2 Included Words: This Agreement shall be read with such changes in gender or number as the context shall require.
1.3 Headings: The headings to the articles, paragraphs, parts or clauses of this

Agreement and the table of contents are inserted for convenience only and shall not affect the construction hereof.
1.4 References: Unless otherwise stated, a reference herein to a numbered or lettered article, paragraph, clause or schedule refers to the article, paragraph, clause or schedule bearing that number or letter in this Agreement. A reference to “this” article, paragraph, clause or schedule means the article, paragraph, clause or schedule in which the reference appears. A reference to “this Agreement”, “hereof”, “hereunder”, “herein”, or words of similar meaning, means this agreement including the schedules hereto, together with any amendments thereof.
1.5 Currency: All dollar amounts expressed herein refer to lawful currency of the United States of America.
1.6 Statute References: A reference to a statute, regulation, or other legislation herein shall be deemed to extend to and include any amendments thereto and successor legislation.
1.7 Schedules: The following schedules are incorporated into this Agreement by reference:

Schedule	Description
1	Description of Property
2	Net Smelter Royalty
3	Gross Diamond Royalty
1.8 Governing Law: This Agreement shall be construed and governed by the laws in force in the Province of Newfoundland and, except as provided in Article 6, the courts of said Province shall have exclusive jurisdiction to hear and determine all disputes arising hereunder. Each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts in accordance with Article 7. This paragraph shall not be construed to affect the rights of a party to enforce a judgment or award outside the said Province, including the right to record or enforce a judgment or award in any jurisdiction in which the Property is situated.
1.9 Severability: If any provision of this Agreement is or shall become illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and subsisting and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.
END OF ARTICLE 1

2. REPRESENTATIONS AND WARRANTIES
2.1	Each Party represents and warrants to the other party that:
(a)	it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)	neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

(d)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.
2.2	The Owner represents and warrants to the Optionee that:
(a)	the mineral claims and other interests comprising the Property are accurately described in Schedule 1, are presently in good standing under the laws of the jurisdiction in which they are located and are free and clear of all liens, charges and encumbrances;

(b)	the Owner has the exclusive right to enter into this Agreement and to dispose of an interest in the Property in accordance with the terms of this Agreement;

(c)	the Owner is the sole beneficial owner of the Property;

(d)	any mineral claims included in the Property as described in Schedule 1 have been properly and legally staked, recorded and tagged;

(e)	there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims and other interests comprising the Property, nor to the knowledge of the Owner is there any basis therefor or interest therein, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Owner, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any part of the Property;

(f)	no proceedings are pending for and the Owner is unaware of any basis for the placing of it into bankruptcy or subjecting it to any other laws governing the affairs of insolvent persons;

(g)	neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which the Owner is a party nor does it require any further corporate proceedings on the part of the Owner nor the consent of any other person in order to be enforceable, in accordance with its terms, against the Owner; and

(h)	the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.
2.3 The representations and warranties hereinbefore set our are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property hereunder and each party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by him and contained in this Agreement.
END OF ARTICLE 2

3. OPTION
3.1 Subject as hereinafter provided, the Owner hereby grants to the Optionee the sole and exclusive right and option to acquire an undivided 100% right, title and interest in and to the Property. Forthwith after execution of this Agreement, the Owner shall execute and deliver to the Optionee (or, at the Optionee’s written, request, to an escrow agent designated by the Optionee) a transfer or transfers of the Property in recordable form. Prior to the Acquisition Date, title to the Property shall be held by the Optionee (or such escrow agent) subject to the provisions of this Article.
3.2 On or before the 31st day of May, 1993 the Optionee shall pay to the Owner $78,000.00 as follows:
(a)	on or before the execution of this Agreement the Optionee shall pay the Owner $40,000.00; and

(b)	on or before May 31, 1993 the Optionee shall pay to the Owner $38,000.00.
3.3 Within 90 days of the execution of this Agreement the Optionee shall have obtained all requisite regulatory approvals for and shall have taken all necessary corporate action to and shall have issued 15,000 free trading full paid common shares of DFRI in the name of the Owner and shall have made arrangements satisfactory to the Owner, for delivery of such shares to the Owner or its Agent. If the Optionee fails to issue common shares as aforesaid the Optionee shall be in default of its obligations hereunder and the Owner may at any time on or before March 31, 1994, either directly or through its Agent, provide the Optionee with notice to forthwith remedy such default. If the Optionee fails to remedy its default as aforesaid within 30 days of its receipt of notice so to do this Agreement shall, subject to paragraph 3.8, be terminated and of no further force or effect.
3.4 The option granted to the Optionee pursuant to paragraph 3.1 shall, subject to paragraph 3.5, terminate:
(a)	on May 1, 1994, unless on or before that date the Optionee has paid to the Owner an additional $88,000;

(b)	on May 1, 1995, unless on or before that date the Optionee has paid to the Owner an additional $98,000;

(c)	on May 1, 1996, unless on or before that date the Optionee has paid to the Owner an additional $108,000; or

(d)	if the Optionee gives notice in accordance with paragraph 3.8 or this Agreement is otherwise terminated prior to the Acquisition Date in accordance with the terms hereof.
3.5 The time limits under paragraph 3.4 herein, shall be extended by a period of time equal to the period of time that the Optionee is not permitted to proceed with

Newfoundland which come into force after the date of this Agrement, which for greater certainty shall include any orders and directives issued by a government authority.
3.6 During the periods set out in paragraph 3.4 (subject to paragraph 3.5), the Optionee and its employees, agents and independent contractors shall have the right and option to:
(a)	enter upon the Property;

(b)	have exclusive and quiet possession thereof;

(c)	do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee may consider advisable and including the removal of ores from the Property but only for the purpose of testing; and

(d)	bring upon and erect upon the Property such facilities as the Optionee may consider advisable.
3.7 Unless, by written notice to the Owner, the Optionee abandons the Property sooner, the Optionee shall, during the currency of its option under this Article:
(a)	keep the Property free and clear of all liens, charges and encumbrances arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Optionee) and shall proceed with all diligence to contest and discharge any such lien that is filed and shall keep the Property in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard but for greater certainty the Optionee shall under no circumstances be responsible to remedy any work or matter that did not arise directly from its operations;

(b)	provide to the Owner annually within a reasonable period of time after the end of the year, one copy of a technical report respecting work done on the Property during the year and the results thereof and the obligation under this clause (b) shall continue during the term of this Agreement;

(c)	obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, such insurance as the Optionee reasonably considers to be appropriate in the circumstances in light of general industry practice; and

(d)	conduct all work on or with respect to the Property in a careful and minerlike manner and in compliance with all applicable laws, rules, orders and regulations, and indemnify and save the Owner harmless from any and all claims, suits or actions made or brought against him as a result of work done by the Optionee on or with respect to the

Property.
3.8 At any time prior to the Acquisition Date, the Optionee may terminate this Agreement so long as it is not in default of any of its obligations under this Agreement by giving notice in writing to that effect to the Owner and, on receipt of such notice, or if the Optionee is in default of its obligations under paragraph 3.3 and shall have failed to remedy such default within 30 days of its receipt of notice so to do from the Owner, or if the Optionee fails to make the payments under paragraph 3.4, but subject to paragraph 3.5, this Agreement shall be of no further force or effect and the Optionee shall have no interest in the Property; provided, however, that the Optionee shall:
(a)	remain liable for any amount owing under paragraph 3.2;

(b)	leave the Property in good standing under the applicable mining laws without the necessity of doing assessment work in respect of the Property for a period of 365 days from the date of termination, free and clear of all liens, charges and encumbrances arising from operations of the Optionee hereunder (except for taxes not yet due, other inchoate liens and liens contested in good faith by the Optionee) and in good standing with respect to all applicable environmental, safety and other statutory rules, regulations and orders with respect to work carried by or on behalf of the Optionee; provided always that the Optionee shall have no liability or obligation hereunder in respect of claims arising or damages suffered after the termination of this Agreement if upon such termination any workings on or improvements to the Property arising from the Optionee’s operations hereunder have been left in good standing;

(c)	have the right to remove from the Property and, if so requested in writing by the Owner within 30 days of the effective date of termination, the Optionee shall remove from the Property, all within 365 days of the effective date of termination all temporary structures, equipment and supplies erected, installed or brought upon the Property by or at the instance of the Optionee; and

(d)	deliver to the Owner an acknowledgement of abandonment and release of any interest in the Property or under this Agreement, together with a bill of sale or other appropriate deed or transfer in recordable form whereby the Property is transferred or quit claimed back to the Owner, free of any liens or charges arising from the Optionee’s activities in respect of the Property.
3.9 At any time prior to the Acquisition Date, the Optionee may elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Owner of such intention. For a period of 30 days after the date of delivery of such notice the Owner may elect to have any or all of the mineral claims in respect of which such notice has been given, transferred and quit claimed back to the Owner by delivery of a request therefor to the Optionee, whereupon the Optionee shall deliver to the Owner a bill of sale or other appropriate deed or assurance in recordable form transferring or releasing such mineral claims back to the Owner and the provisions of subparagraphs 3.8 (b) and (c) shall apply with respect mutatis mutandis. If the Owner fails to make a request for the transfer of any mineral claims as aforesaid with such 30-day period, the Optionee may then abandon such mineral claims without further notice to the Owner. Upon any such transfer, release or abandonment the mineral claims so transferred, released or abandoned shall for all purposes of this Agreement cease to form part of the Property. For greater certainty, there shall be no abatement of the payment requirements under this Article as a result of such transfer, release or abandonment.
3.10 Subject to earlier termination hereunder, the Acquisition Date shall be that date on which the Optionee has exercised its option by paying to the Owner the total of $372,000, all within the time referred to in paragraphs 3.2 and 3.4 (subject to paragraph 3.5) and issued 15000 free trading fully paid common shares of DFRI to the Owner pursuant to paragraph 3.3. On the Acquisition Date, the Optionee shall be deemed to have earned a 100% right, title and interest in the Property. The Owner shall thereupon be entitled to the Net Smelter Royalty and Gross Diamond Royalty.
3.11 At any time after the Acquisition Date, the Optionee may elect to abandon any one or more of the mineral claims comprised in the Property as at the date of this Agreement, by giving notice to the Owner of such intention. For a period of 30 days after the date of delivery of such notice the Owner may elect to have any or all of the mineral claims in respect of which such notice has been given, transferred and quit claimed back to the Owner by delivery of a request therefor to DFRI, whereupon DFRI shall deliver to the Owner a bill of sale or other appropriate deed or assurance in recordable form transferring or releasing such mineral claims back to the Owner and the provisions of subparagraphs 3.8(b) and (c) shall apply with respect thereto, mutatis mutandis. If the Owner fails to make a request for the transfer of any mineral claims as aforesaid within such 30-day period, DFRI may then abandon such mineral claims without further notice to the Owner. Upon any such transfer, release or abandonment the mineral claims so transferred, released or abandoned shall for all purposes of this Agreement cease to form part of the Property and shall cease to form part of the Mining Claims under Schedule 2.
END OF ARTICLE 3

4. CONFIDENTIAL INFORMATION
4.1 The Owner agrees that all information obtained hereunder shall be the exclusive property of DFRI and shall not be publicly disclosed or used other than for the activities contemplated hereunder, except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of DFRI, which consent DFRI may in its discretion withhold.
4.2 The provisions of this Article do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.
4.3 The Owner shall consult with DFRI prior to issuing any press release or other public statement regarding the Property or the activities of the parties with respect thereto. In addition, the Owner shall obtain prior approval from DFRI before issuing any press release or public statement using DFRI’s name or the name of any of DFRI’s Associated Companies or of any of the officers, directors or employees of DFRI or its Associated Companies.
END OF ARTICLE 4

5. RESTRICTIONS ON ALIENATION
5.1 Except in accordance with this Agreement the Owner shall not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate any or all of its Net Smelter Royalty or Gross Royalty.
5.2 The Owner shall not sell any of its Net Smelter Royalty or Gross Royalty except:
(a)	pursuant to an agreement in which the consideration is expressed only in lawful money of the United States of America;

(b)	as a single transaction not directly or indirectly part of some other sale or purchase or agreement for any additional consideration of any nature whatsoever; and

(c)	when there is no default of any of the covenants and agreements herein contained by such party.
5.3 Subject to the foregoing, if the Owner intends to sell its Net Smelter Royalty or Gross Royalty, it shall first give notice in writing to DFRI of such intention together with the terms and conditions on which the Owner intends to sell its Interest or transfer or assign its rights under this Agreement.
5.4 If the Owner receives any offer to purchase its Net Smelter Royalty or Gross Royalty which it intends to accept, the Owner shall not accept the same unless and until the Owner has first offered to sell such Net Smelter Royalty or Gross Royalty to DFRI on the same terms and conditions as in the offer received and the same has not been accepted by DFRI in accordance with paragraph 5.6.
5.5 Any communication of an intention to sell pursuant to paragraphs 5.3 or 5.4 shall be in writing delivered in accordance with Article 7 and shall:
(a)	set out fully and clearly all of the terms and conditions of any intended sale;

(b)	if it is made pursuant to paragraph 5.4, include a true copy of the offer received; and

(c)	if it is made pursuant to paragraph 5.4, clearly identify the offering party and include such information as is known by the Owner about such offering party;
and such communications will be deemed to constitute an offer (the “Offer”) by the Owner to DFRI to sell the Owner’s Net Smelter Royalty or Gross Royalty to DFRI on the terms and conditions set out in such Offer.
5.6 Any Offer made as contemplated in paragraph 5.5 shall be open for acceptance by DFRI for a period of 60 days from the date of receipt by DFRI.

5.7 If DFRI accepts the Offer within the time provided in paragraph 5.6, then such acceptance shall constitute a binding agreement of purchase and sale between the Owner and DFRI for the Owner’s Net Smelter Royalty or Gross Royalty on the terms and conditions set out in the Offer.
5.8 If DFRI does not accept the Offer within the time limited, the Owner may complete the sale if its Net Smelter Royalty or Gross Royalty on exactly the same terms and conditions set out in the Offer and, where applicable, only to the party making the original offer to the Owner as contemplated in paragraph 5.4, and in any event such sale will be completed within 60 days from the expiration of the right of DFRI to accept such Offer or the Owner must again comply with the provisions of this Article.
5.9 Following an Offer under paragraph 5.5, no other Offer may be made by the Owner unless and until the 60-day period referred to in paragraph 5.8 has expired and no sale of the Owner’s Net Smelter Royalty or Gross Royalty has been completed in accordance with the terms of the first-mentioned Offer.
END OF ARTICLE 5

6. ARBITRATION
6.1 Any matter required or permitted to be referred to arbitration pursuant to Schedule 2 will be determined by a single arbitrator to be appointed by the parties hereto.
6.2 Any party may refer any such matter to arbitration by written notice to the other and, within ten days after receipt of such notice, the parties will agree on the appointment of an arbitrator. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.
6.3 If the parties cannot agree on a single arbitrator as provided in paragraph 6.2, or if the person appointed is unwilling or unable to act, either party may submit the matter to arbitration (before a single arbitrator) in accordance with The Arbitrators Act of the Province of Newfoundland (the “Newfoundland Arbitrations Act”).
6.4 Except as specifically provided in this Article, an arbitration hereunder shall be conducted in accordance with the Newfoundland Arbitration Act. The arbitrator shall fix a time and place in St. John’s for the purpose of hearing the evidence and representations of the parties and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this Article. After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The decision of the arbitrator will be made within 45 days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration shall be paid as specified in the award. The parties agree that the award of the single arbitrator shall be final and binding upon each of them and shall not be subject to appeal.
END OF ARTICLE 6

7. EXPLORATION WORK
7.1 The Optionee hereby agrees with the Owner that where the Optionee is unable or unwilling to use the services of its own employees in conducting exploration, geological, geophysical, drilling, survey, or other work on the Property, as to any exploration, geological, geophysical, drilling, survey or other work activities prior to the Acquisition Date, the Optionee shall first offer to engage the service of the Owner under contract for the conduct and performance of all such work and provided the Owner is willing to conduct such work for a contract price which is competitive and in keeping with industry standards, the Optionee shall award said contract to the Owner.
END OF ARTICLE 7

8. QUARRY MATERIALS
8.1 The Owner and the Optionee hereby mutually agree to conduct their exploration and production activities on the Property in accordance with the provisions of this Agreement and in so conducting their activities shall at all times with a view to identifying and securing quarry material licenses for the extraction and production of any quarry materials, and in particular, dimension stones, which are identified and located in commercial quantities on the property.
8.2 Any quarry material licenses acquired in accordance with clause 1 of this Article shall be acquired and recorded in the names of the Optionee and the Owner as tenants in common with the Optionee being assigned a 75% ownership interest and the Owner being assigned a 25% ownership interest therein.
END OF ARTICLE 8

9. NOTICE
9.1 Any notice, direction or other communication required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by mailing the same (first class postage prepaid) or by sending the same by telex, facsimile transfer or other similar form of telecommunication, in each case addressed as follows:
(a)	If to DFRI at:

P.O. Box 110 Hope, Arkansas U.S.A. 71801

Attention: Michael McMurrough Fax: (501) 777-8422

copy to:

De Witt Sedun Hong Kong Bank of Canada Bldg. 2200-885 W. Georgia Street Vancouver, BC V6C 3E8

Attention: Gregg Sedun Fax: (604) 681-7116

(b)	If to the Owner at:

P.O. Box 266 Goulds, Newfoundland A1S 1G4

Fax: (709) 437-6917

copy to:

Stewart McKelvey Stirling Scales P.O. Box 5038 St. John’s, NF A1C 5V3

Attention: Dennis J. Ryan Fax: (709) 722-4270
9.2 Any notice, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered and, if mailed, will be deemed to have been given and received on the third Business Day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telex, facsimile transfer or other similar form of telecommunication, will be deemed to have been given or received on the next Business Day following the day on which it was sent.
9.3 Any party may at any time give to any other party notice in writing of any change of address of the patty giving such notice, and from and after the giving of such notice, the address therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder. Any change of address notice shall include a contact number for the sending of notices by telecommunication hereunder.
END OF ARTICLE 9

10. FORCE MAJEURE
10.1 DFRI will not be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted court or governmental authority, or non-availability of materials or transportation (each an “Intervening Event”).
10.2 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in this Article.
10.3 DFRI, if it is relying on the provisions of this Article, will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require DFRI to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or governmental authority or to complete its obligations under this Agreement if an intervening Event renders completion impossible.
10.4 DFRI, if it is relying on the provisions of this Article, shall give notice to the Owner forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.
END OF ARTICLE 10

11. GENERAL PROVISIONS
11.1 Entire Agreement: This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.
11.2 Waiver: No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will:
(a)	be valid unless it is in writing and stated to be a consent or waiver hereunder;

(b)	be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.
11.3 Further Assurances: The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.
11.4 Future Acquired Interest: The Owner and DFRI hereby agree that this Agreement shall apply to any mineral interest acquired at any time hereafter in Labrador and, for greater certainty hereby expressly agree that any such mineral interests shall be deemed to be included in Schedule 1 hereto.
11.5 Manner of Payment: All payments to be made to any party hereunder may be made by cheque or draft mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice. Such bank or banks shall be deemed the agent of the designating party for the purpose of receiving, collecting and receipting such payment.
11.6 Termination: This Agreement shall terminate upon the occurrence of the earliest of:
(a)	the written agreement by the parties to terminate;

(b)	the termination of the Optionee’s option pursuant to Article 3;

(c)	the purchase of the Owner’s Net Smelter Royalty and Gross Royalty pursuant to Article 5;
Such termination shall not affect any amount owing, obligation or liability existing or incurred prior to the date of such termination.
11.7 Time of Essence: Time shall be of the essence in the performance of this Agreement.
11.8 Enurement: This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives or successors, as the case may be and permitted assigns.
11.9 Remedies: The Owner agrees that failure to comply with the covenants and restrictions set out in Articles 4 or 5 could constitute an injury and damages to DFRI impossible to measure monetarily and, in the event of any such failure, DFRI shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing any acquisition, sale, transfer, charge or encumbrance save in accordance with or as required by the provisions of Article 5 or restraining or enjoying any breach of Article 4, as the case may be, and the Owner hereby waives any defence it might have in law to such injunctive or other equitable relief.
END OF ARTICLE 11

EXECUTION
     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DIAMOND FIELDS RESOURCES INC.

[ILLEGIBLE]	by:	[ILLEGIBLE]

Witness

[ILLEGIBLE] Witness	by:	[ILLEGIBLE]	c/s

ARCHEAN RESOURCES LTD.

[ILLEGIBLE]	by:	[ILLEGIBLE]

Witness

[ILLEGIBLE]	by:	[ILLEGIBLE]	c/s

Witness

SCHEDULE 1
to an Agreement between Diamond Fields Resources Inc. (“DFRI”) and
Archean Resources Ltd. (“Archean”) dated as of the 18th day
of May, 1993.
DESCRIPTION OF PROPERTY
The Property consists of the following 241 claims located in Labrador covered by:
(a)

License Number	No. of Claims
489M	10
490M	10
488M	10
487M	10
485M	10
486M	10
494M	10
496M	10
470M	1
471M	1
472M	2
468M	10
475M	1
476M	3
477M	2
473M	2
474M	2
469M	37
482M	88
483M	4
484M	5
493M	1
492M	1
491M	1

241

; and
(b)	Any other mineral claims or interests acquired hereafter by Archean or DFRI in Labrador.
END OF SCHEDULE 1

SCHEDULE 2
to an Agreement between Diamond Fields Resources Inc. (“DFRI”) and
Archean Resources Ltd. (“Archean”) dated as of the 18th day
of May, 1993.
NET SMELTER ROYALTY
1.	Interpretation
1.1	Where used herein:
a)	“Agreement” shall mean the above-referenced agreement, including any amendments thereto or renewals or extensions thereof.

b)	“Mining Claims” shall mean that property and those mineral claims or interests which are listed in Schedule 1 to the Agreement but excluding those claims and properties which are abandoned in accordance with paragraph 3.9 or 3.11 of the Agreement.

c)	“Fiscal Period” shall mean each calendar year or other period of twelve consecutive months adopted for tax purposes during the terms of the Agreement.

d)	“Royalty Interest” shall mean 3.0% of Net Smelter Returns payable under this Agreement.
2.	Net Smelter Returns

“Net Smelter Returns” shall mean the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of ores, base metals, precious metals, rare earth metals, elements and any other minerals normally subject to net smelter returns or concentrates produced from the Mining Claims and sold, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment: smelting and refining charges; penalties; smelter assay costs and umpire assay costs; cost of freight and handling of ores, metals or concentrates from the Mining Claims to any mint, smelter, refinery, or other purchaser; marketing costs; insurance on all such ores, metals or concentrates; customs duties; or mineral taxes or the like and export and import taxes or tariffs payable in respect of said ores, metals or concentrates. Any charges to be conducted hereunder which are made to DFRI’s Associated Company must be on commercially reasonable terms or must be approved in writing by the Owner of the Royalty Interest.

3.	Payment

3.1	The Royalty Interest shall be paid on a quarterly basis within forty-five days after the end of each fiscal quarter in respect of the actual proceeds received in such fiscal quarter.

3.2	Each payment under Section 3.1 shall be accompanied by a statement indicating the calculation of Net Smelter Returns hereunder. The Owner shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payment of the Royalty Interest, provided, however that such audit shall be made only on an annual basis and within 12 months of the end of the Fiscal Period in respect of which such audit is made.

4.	Segregation of Property

The determination of Net Smelter Returns hereunder is based on the premise that production will be developed solely on the Mining Claims. If other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom shall be negotiated between the parties and, if the parties fail to agree on such allocation, shall be referred to a single arbitrator to be appointed in accordance with the Newfoundland Arbitrations Act and the arbitrator shall have reference first to this agreement, and then, if necessary, to practices used in mining operations that are of a similar nature. The arbitrator shall be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator shall be final and binding on the parties hereto and shall not be subject to appeal.
END OF SCHEDULE 2

SCHEDULE 3
to an Agreement between Diamond Fields Resources Inc. and
Archean Resources Ltd. dated as of the 18th day
of May, 1993.
GROSS DIAMOND ROYALTY
1.	Interpretation
1.1	Where used herein:
a)	“Agreement” shall mean the above-referenced agreement, including any amendments thereto or renewals or extensions thereof.

b)	“Mining Claims” shall mean that property and those mineral claims or interests which are listed in Schedule 1 to the Agreement but excluding those claims and properties which are abandoned in accordance with paragraph 3.9 or 3.11 of the Agreement.

c)	“Fiscal Period” shall mean each calendar year or other period of twelve consecutive months adopted for tax purposes during the terms of the Agreement.

d)	“Royalty Interest” shall mean 3% of raw diamonds or gem stones recovered from the Mining Claims.
2.	Gross Diamond Royalty

Gross Diamond Royalty means a percentage of the gross value of raw diamonds or gem stones extracted from the Mining Claims without any discount or deduction for any cost associated with extraction, transportation or marketing.

3.	Payment
3.1	The Royalty Interest shall be paid on a quarterly basis within forty-five days after the end of each fiscal quarter in respect of the actual proceeds received in such fiscal quarter.

3.2	Each payment under Section 3.1 shall be accompanied by a statement indicating the calculation gross value hereunder. The Owner shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payment of the Royalty Interest, provided, however that such audit shall be made only on an annual basis and within 12 months of the end of the Fiscal Period in respect of which such audit is made.
4.	Segregation of Property

The determination of gross value hereunder is based on the premise that production will be developed solely on the Mining Claims. If other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom shall be negotiated between the parties and, if the parties fail to agree on such allocation, shall be referred to a single arbitrator to be appointed in accordance with the Newfoundland Arbitrations Act and the arbitrator shall have reference first to this agreement, and then, if necessary, to practices used in mining operations that are of a similar nature. The arbitrator shall be entitled to retain such independent mining consultants as he considers necessary. The decision of the arbitrator shall be final and binding on the parties hereto and shall not be subject to appeal.
END OF SCHEDULE 3
END OF AGREEMENT

THIS AMENDMENT AND ADDENDUM AGREEMENT is made as of the 23rd day of April, 1995.

BETWEEN:	DIAMOND FIELDS RESOURCES INC., a British Columbia company registered to carry on undertakings in the Province of Newfoundland (hereinafter called the “Optionee”) of the first part

AND:	ARCHEAN RESOURCES LIMITED, a Newfoundland company (hereinafter called the “Owner”) of the second part
WHEREAS:
1.	The parties hereto entered into that certain agreement entitled Labrador Option Agreement dated the 18th day of May, 1993 and registered at Volume 6 of the Registry maintained by the Mineral Claims Recorder at Folio 2 (the “Option Agreement”).

2.	The parties wish to enter into this addendum to the Option Agreement to clarify and amend certain terms thereof in order to better carry out and give effect to the intent of such agreement.
NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Option Agreement shall be amended as follows:
1.	Section 1.5 is amended to read as follows:

“1.5 Currency: All dollar amounts herein and proceeds related to Royalty Interest, Net Smelter Royalty, Net Smelter Returns, Gross Diamond Royalty, Principal Amount, Future N.S.R. Value and Mine Development Financing expressed herein refer to lawful currency of the United States of America.”

2.	Section 3.7(b) is hereby deleted and the following substituted therefor:

“During the term of this Agreement including for the avoidance of doubt the period subsequent to the Optionee’s exercise of the option herein provided for, the Optionee shall provide to the Owner annually within a reasonable period of time after the end of each calendar year one copy of a technical report respecting work, including as may be applicable mining work, done on the Property during the year and the results, including production results as may be applicable thereto.”

3. The following is added as Section 4.4:

“4.4 The Optionee acknowledges that the Owner may wish to sell its Net Smelter Royalty and/or its Gross Diamond Royalty held under the Option Agreement and that in the process of selling the Net Smelter Royalty and/or the Gross Diamond Royalty, the Owner may need to disclose certain confidential information to a third party. The Optionee’s consent to disclosure of confidential information hereunder shall not be unreasonably withheld where the Owner wishes to disclose any such information to a third party for the purpose of selling the Net Smelter Royalty and/or the Gross Diamond Royalty reserved by the Option Agreement providing that such third party gives its undertaking to the Optionee (to be in form and content acceptable to the Optionee, acting reasonably) that any such information not theretofore publicly disclosed shall be kept confidential and not disclosed to any other person for a period agreed upon by the Optionee and such third party, which shall not be less than two (2) years in duration.”
4.	The following is added as Section 5.10:
“5.10	In the event of any sale, assignment or disposition of any nature or kind whatsoever by the Optionee of the Property or any interest therein or any part thereof to a party other than the Owner or an Associated Company of the Owner, including for greater certainty an Associated Company of the Optionee (a “Third Party Purchaser”), the Optionee shall:
(a)	furnish to the Third Party Purchaser a true copy of this Agreement;

(b)	procure the Third Party Purchaser’s written agreement in favour of the Owner that the Third Party Purchaser shall be bound by the terms of this Agreement as if it were a party thereto in the place and stead of the Optionee; and

(c)	ensure that in any agreement and deed of sale, assignment or disposition of any nature to a Third Party Purchaser a covenant to the same obligation and effect as this Section 5.10 which would oblige the Third Party Purchaser and its successors and assigns is contained therein and that any such agreement, deed of sale, assignment or disposition is registered at the public registries in which it is required or customary to register mining agreements pertaining to land.”
5.	The following shall be added as paragraph 5.11:

5.11A	In the event that:
(a)	the Optionee commits or threatens to commit any act of bankruptcy, or if the Optionee becomes insolvent or bankrupt or makes an authorized assignment, or if any proceedings with respect to the Optionee are commenced under the Companies’ Creditors Arrangement Act, R.S.C. 1970 or the Bankruptcy and Insolvency Act, R.S.C. 1985 as both are amended from time to time or any Act or Acts that may hereafter be substituted for either of those Acts; or
(b)	default under and any act in commencement of enforcement of the security or securities for Mine Development Financing (as hereinafter defined)
occurs, then and in any such event,
(c)	if the then-calculated net present value of the Owner’s Net Smelter Royalty (hereinafter referred to as “the Future N.S.R, Value” ) is less than the then-secured Principal Amount under the Archean Mortgage (as hereinafter defined) then the full Future N.S.R. Value, or

(d)	if the Future N.S.R. Value is greater than the then-current Principal Amount (as hereinafter defined), then only such part or portion of the Future N.S.R. Value as is equal to the then-current Principal Amount (as hereinafter defined)
shall become and shall be deemed to be forthwith due and payable and shall be paid by the Optionee to the Owner. For the avoidance of doubt, that part or portion of the Future N.S.R. Value which may not become forthwith due and payable under subparagraph (d) shall be paid in accordance with paragraph 3 of schedule 2 of this Agreement.
5.11B	In further consideration for the option granted to the Optionee pursuant to paragraph 3.1, the Optionee shall, forthwith upon exercise of its option hereunder, grant to the Owner a fixed charge or mortgage (“the Archean Mortgage”), in registerable form, on the Property, to secure the Optionee’s obligations to pay the Net Smelter Royalty reserved hereunder, which Archean Mortgage shall be granted upon and contain the following terms and conditions:
(a)	The Archean Mortgage shall be security which shall be collateral to the Optionee’s current and future obligations to pay the Net Smelter Royalty.

(b)	The Archean Mortgage shall comprise a charge upon the Property.

(c)	The Archean Mortgage shall be and is deemed to be subordinate to any charges or mortgages and any renewals, refinancings or substitutions thereof, granted by the Optionee now or in the future to a first lender to secure borrowings for the purposes of the acquisition, construction, development and operation of a mine site and all related facilities, equipment, infrastructure and buildings reasonably necessary and sufficient for the operation of the mine site and the accommodation of those working at the mine site and the commencement and continuance of the extraction, processing and transportation of minerals (which borrowings are hereinafter referred to as

“the Mine Development Financing”), provided that the Archean Mortgage shall comprise a first charge upon the Property subject only to such first lender’s security for the Mine Development Financing. As development of the Property may entail more than one mine, the parties further agree that this subordination shall apply to each mine or mine site and, each first lender to such mine or mine site established to develop the Property.

(d)	Subject to subparagraph (f), the Archean Mortgage shall secure an amount (hereinafter referred to as the “Principal Amount”) which Principal Amount shall be limited and equal to the following amounts as may be determined from time to time:
(i)	a minimum of fifty million dollars ($50,000,000.00); and

(ii)	the fifty million dollars ($50,000,000.00) set out in subparagraph (i) hereof shall be increased by twenty percent (20%) of the amount that the Mine Development Financing exceeds two hundred and fifty million dollars $250,000,000.00) provided that in no event shall the Principal Amount exceed one hundred million dollars ($100,000,000.00) and provided that if the amount outstanding and owed under the Mine Development Financing is reduced or paid down below an aggregate of five hundred million dollars ($500,000,000.00), then the Principal Amount shall be reduced by twenty percent (20%) of the amount that the Mine Development Financing is reduced below five hundred million dollars ($500,000,000.00) subject always to the minimum amount set out in subparagraph (i) hereof.
(e)	Default under the Archean Mortgage shall be limited to the following events of default (an“Event of Default”):
(i)	if the Optionee commits or threatens to commit any act of bankruptcy, or if the Optionee becomes insolvent or bankrupt or makes an authorized assignment, or if any proceedings with respect to the Optionee are commenced under the Companies’ Creditors Arrangement Act, R.S.C. 1970 or the Bankruptcy and Insolvency Act, R.S.C. 1985 as both are amended from time to time or any Act or Acts that may hereafter be substituted for cither of those Acts; or

(ii)	default under and any act in commencement of enforcement of the Mine Development Financing security or securities.
For the purpose of this paragraph, an Event of Default shall be deemed to have been about to occur immediately prior to its occurrence, and if and only if it actually occurs.

If an Event of Default shall occur, then the lesser of the Principal Amount then secured under the Archean Mortgage or the Future N.S.R. Value shall become and shall be deemed to be forthwith due and payable and shall be paid by the Optionee to the Owner.

(f)	The Principal Amount shall be reduced by the amounts paid by the Optionee to the Owner on account of the Net Smelter Royalty in excess of fifty million dollars ($50,000,000.00). The Archean Mortgage shall be discharged upon payment by the Optionee to the Owner on account of the Net Smelter Royalty the total sum of one hundred million dollars ($100,000,000.00).

(g)	Upon payment of the full Principal Amount, reduced as provided in paragraph (f) hereof, secured by the Archean Mortgage to the Owner, the Archean Mortgage shall be completely discharged and shall be released by the Owner.

(h)	The Archean Mortgage shall be assignable by the Owner in the event of a sale by the Owner of its Net Smelter Royalty.

(i)	The Archean Mortgage shall be drafted by the parties’ solicitors and shall be based on commercially reasonable terms including provision for interest on arrears excepting as to terms herein specifically set forth.

6.	The following is added as Section 5.12:

“Notwithstanding the foregoing provisions of this Article, the Optionee agrees and consents to the assignment and transfer of the Net Smelter Royalty and/or the Gross Diamond Royalty reserved by this Agreement from the Owner to a body corporate wholly owned and controlled either by (i) the Owner or (ii) the Owner’s principals Albert Chislett and Chris Verbiski (hereinafter referred to as the “Royalty Holding Corporation”), provided that all obligations and provisions of the Owner pertaining to the Net Smelter Royalty and Gross Diamond Royalty, including without limitation the provisions of Article 4 and Article 5 of this Agreement, are assumed by the Royalty Holding Corporation and that the Owner continues to remain responsible for all obligations and covenants under this Agreement. The transfer and assignment pursuant to this paragraph shall be made pursuant to the provisions of an assignment agreement incorporating these principles in form and substance acceptable to the Owner, acting reasonably.”

7.	Section 11.4 is hereby deleted and the following substituted therefor:

“11.4 Future Acquired Interest: The Owner and DFRI hereby agree that this Agreement shall apply to any mineral interest acquired at any time hereafter in Labrador by the Owner, DFRI and companies controlled by either party, and, for greater certainty, hereby expressly agree that any such mineral interests shall be deemed to be included in Schedule 1 hereto.”

8.	The following is added as Section 11.10:

“11.10 If any right, power or interest of any party in any property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen

Elizabeth II of England, living on the date of the execution of this Agreement.”

9.	The following is added as Section 11.11:
“11.11	The Optionee covenants and agrees that, upon acquisition of the Property, the Optionee shall generally undertake its work and operations on and in respect of the Property with the general view to establishing a mine provided always that the decision to establish or not establish a mine shall be entirely a matter for the exercise of the Optionee’s discretion and judgment as to the feasibility of establishing a mine based on its bona fide assessment of factors generally recognized by the Canadian mining industry being determinative of the feasibility of establishing a mine.”
10.	Schedule 1 is hereby deleted and Schedule 1 in the form annexed hereto substituted therefor.

11.	Section 3.2 of Schedule 2 is amended to add the following immediately after the second sentence thereof:

“In the event any Owner’s audit results in the confirmation that the Optionee’s record keeping and maintenance is below mining industry standards, the Optionee will promptly cure such defects and, in the event the results of such audit confirm an underpayment of revenue arising out of the Owner’s Royalty Interest, then the Optionee will promptly remit the underpayment plus the average yield that would have accrued if underpayment funds had been invested in 90 days U.S. Treasury Notes during the period of underpayment.”

12.	Section 2 of Schedule 3 is hereby deleted and the following substituted therefor:
“2.	Gross Diamond Royalty

Gross Diamond Royalty means a percentage of the gross value of raw diamonds or precious stones and/or semiprecious stones of any nature and quality recovered or extracted from the Property including without limitation rubies, emeralds, sapphires, hyacinths and topazes without any discount or deduction for any cost associated with extraction, transportation or marketing.”
13.	Section 3.2 of Schedule 3 is amended to add the following immediately after the second sentence thereof:

“In the event any Owner’s audit results in the confirmation that the Optionee’s record keeping and maintenance is below mining industry standards, the Optionee will promptly cure such defects and, in the event the results of such audit confirm an underpayment of revenue arising out of the Owner’s Royalty

Interest, then the Optionee will promptly remit the underpayment plus the average yield that would have accrued if underpayment funds had been invested in 90 days U.S. Treasury Notes during the period of underpayment.”

14.	The Option Agreement shall remain in full force and effect from and after the date hereof unamended except to the extent necessary to give effect to the provisions hereof.
IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed and delivered this 23rd day of April, 1995, as of the day and year first written above.

SIGNED SEALED AND DELIVERED The
Corporate Seal of Diamond Fields
Resources Inc. was hereunto affixed in the presence of:

DIAMOND FIELDS RESOURCES INC.

[ILLEGIBLE]	[ILLEGIBLE]
Barrister (Nfld.)

SIGNED SEALED AND DELIVERED The
Corporate Seal of Archean Resources
Ltd. was hereunto affixed in the
presence of:

ARCHEAN RESOURCES LTD.

[ILLEGIBLE]	[ILLEGIBLE]

Barrister (Nfld.)

SCHEDULE “1”
MINERAL PROPERTIES
to and comprising part of an Agreement
dated as of the 23rd day of April, A.D.
1995 made between DIAMOND FIELDS RESOURCES INC. (“the Optionee”)
and ARCHEAN RESOURCES LIMITED (“the Owner”)
DESCRIPTION OF PROPERTIES
(a)	The Property consists of the following mineral claims in Labrador held by the Optionee and the Owner by the following mineral licenses:
(i)	Licenses held by the Optionee:

License No. 468M for 10 claims at Saglek

License No. 469M for 37 claims at Cape Makkovik

License No. 470M for 1 claim at Saglek

License No. 471M for 1 claim at Saglek

License No. 472M for 2 claims at Saglek

License No. 473M for 2 claims at Satok Island

License No. 474M for 2 claims at Nusdutnsk Islan

License No. 475M for 1 claim at Kangerdluarsuks

License No. 476M for 3 claims at Jerusalem Harbo

License No. 477M for 2 claims at Jerusalem Harbo

License No. 482M for 88 claims at Takkstat Inlet

License No. 483M for 4 claims at Takkatat Inlet

License No. 484M for 5 claims at Takkatat Inlet

License No. 485M for 10 claims at Takkatat Inlet

License No. 486M for 10 claims at Hebron Fiord

License No. 487M for 10 claims at Hebron Fiord

License No. 488M for 10 claims at Hebron Fiord

License No. 489M for 10 claims at Hebron Fiord

License No. 490M for 10 claims at Hebron Fiord

License No. 491M for 1 claim at Hebron Fiord

License No. 492M for 1 claim at Hebron Fiord

License No. 493M for 1 claim at Hebron Fiord

License No. 494M for 10 claims at Cape Uivak-Fish

License No. 496M for 10 claims at Cape Uivak-Fish

License No. 507M for 30 claims at Ailik Bay

License No. 508M for 30 claims at Tornavik Island

License No. 509M for 49 claims at Big Island

License No. 510M for 4 claims at White Point

License No. 511M for 1 claim at White Point

License No. 512M for 1 claim at White Point

License No. 513M for 6 claims at West Turnavik I

License No. 514M for 2 claims at North of Iterun

License No. 515M for 6 claims at North of Iterug

License No. 516M for 2 claims at Iternugner Fior

License No. 517M for 4 claims at North of Iterun

License No. 518M for 8 claims at Winnie Bay

License No. 519M for 4 claims at South of Winnie

License No. 520M for 3 claims at Iterungnek

License No. 521M for 3 claims at Hebron

License No. 522M for 3 claims at Hebron

License No. 523M for 1 claim at Hebron

License No. 524M for 4 claims at Hebron

License No. 525M for 1 claim at Hebron

License No. 531M for 4 claims at Makkovik Bay

License No. 532M for 20 claims at Saglek

(ii)	Licenses held by the Owner:

License No. 657M for 256 claims at Reid Brook

License No. 658M for 32 claims at Reid Brook

License No. 669M for 160 claims at Kangeklualuk Ba

License No. 670M for 192 claims at Kangeklualuk Ba

License No. 671M for 128 claims Ikadlivik Brook

License No. 686M for 96 claims at Voisey Bay

License No. 687M for 96 claims at Voisey Bay

License No. 688M for 96 claims at Voisey Bay

License No. 689M for 92 claims at Kangeklukuluk B

License No. 690M for 240 claims at Kangeklukuluk B

License No. 691M for 128 claims at Trout Pond

License No. 692M for 64 claims at Ikadlivik Brook

License No. 693M for 200 claims at Reid Boook

License No. 694M for 88 claims at Reid Boook

License No. 695M for 256 claims at Medusa Bay

License No. 696M for 86 claims at Tikkegaksuak Pe

License No. 697M for 236 claims at Port Manvers

License No. 698M for 208 claims at Man O’war Peak

License No. 699M for 68 claims at Man O’war Peak

License No. 700M for 256 claims at Kiglapait Mount

License No. 701M for 214 claims at Kiglapait Mount

License No. 702M for 164 claims at Kiglapait Mount

License No. 703M for 248 claims at Kiglapait Mount

License No. 704M for 256 claims at Kiglapait Mount

License No. 705M for 180 claims at Kiglapait Mount

License No. 706M for 243 claims at Kiglapait Mount

License No. 707M for 86 claims at Makhavinekh Lak

License No. 708M for 64 claims at Frances Bay

License No. 710M for 8 claims at Akuliakatak Pen

License No. 711M for 8 claims at Akuliakatak Pen

License No. 712M for 8 claims at Akuliakatak Pen

License No. 713M for 146 claims at Akuliakatak Pen

License No. 714M for 58 claims at Nain Bay

License No. 715M for 101 claims at Nain Bay

License No. 716M for 231 claims at South Aulatsivi

License No. 717M for 240 claims at South Aulatsivi

License No. 718M for 214 claims at South Aulatsivi

License No. 719M for 34 claims at Akpiksai Bay

License No. 720M for 54 claims at Barth Island

License No. 721M for 160 claims at Nain Bay

License No. 722M for 228 claims at Manvers Run

License No. 723M for 170 claims at Webb Hill

License No. 724M for 56 claims at Webb Hill

License No. 725M for 244 claims at Webb Brook

License No. 726M for 252 claims at Manvers Brook

License No. 727M for 240 claims at Man O’War Creak

License No. 728M for 256 claims at Kiglapait Tasia

License No. 729M for 48 claims at Kiglapait Tasia

License No. 730M for 28 claims at Kiglapait Tasia

License No. 731M for 148 claims at Kiglapait Tasia

License No. 732M for 238 claims at Tasiyuyaksuk Br

License No. 733M for 184 claims at Anaktalik Brook

License No. 734M for 24 claims at Akuliakatak Pen
(b)	Any other mineral claims or interests acquired hereafter by the Optionee and the Owner in Labrador.
END OF SCHEDULE 1